EXHIBIT 10.27(b)

MAGMA DESIGN AUTOMATION, INC.

Schedule of Certain Executive Officers for the Summary of Compensation Arrangement set forth in Exhibit

10.27(a)

The compensation arrangements for the below listed executives are set forth in Exhibit 10.27(a).

Name	Title	Annualized Base Salary For Fiscal Year 2008	Target Bonus Percentage
Rajeev Madhavan	Chief Executive Officer and Chairman of the Board	$475,000	90%
Roy E. Jewell	President and Chief Operating Officer and Director	$475,000	90%
Saeid Ghafouri	Corporate Vice President, Field Operations	$330,000	120%
Peter S. Teshima	Corporate Vice President-Finance and Chief Financial Officer	$300,000	60%
David H. Stanley	Corporate Vice President, Corporate Affairs & Secretary	$290,000	60%
Gregory C. Walker*	Former Senior Vice President-Finance and Chief Financial Officer	0	0

*	Mr. Walker resigned as Senior Vice President-Finance and Chief Financial Officer on April 27, 2006.